      As filed with the Securities and Exchange Commission on May 29, 1996
                                                           Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _____________________
                        FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             _____________________
                          ACCUMED INTERNATIONAL, INC.
        -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)
                             ______________________

         DELAWARE                                           36-4054899
- -------------------------------                    ----------------------------
(State of other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                       920 N. Franklin Street, Suite 402
                            Chicago, Illinois  60610
                                 (312) 642-9200
                             ______________________
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _______________________
                               PETER P. GOMBRICH
                            Chief Executive Officer
                          AccuMed International, Inc.
                       920 N. Franklin Street, Suite 402
                            Chicago, Illinois  60610
                                 (312) 642-9200
                             ______________________
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         _____________________________
                                    Copy to:
                             GILLES S. ATTIA, ESQ.
                                 Graham & James
                          400 Capitol Mall, Suite 2400
                         Sacramento, California  95814
                                 (916) 558-6700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


Title of                      Amount to be     Proposed                Proposed Maximum      Amount of
Securities to be              Registered       Maximum Offering        Aggregate             Registration
Registered                                     Price Per Share(1)      Offering Price           Fee
- ----------------------------------------------------------------------------------------------------------
Common Stock,
  Par Value $0.01         5,603,525 shares         $7.09                $39,728,992          $13,700
- ----------------------------------------------------------------------------------------------------------
Common Stock Underlying
Warrants and Options      2,558,254 shares         $7.09                $18,138,021           $6,254
==========================================================================================================
Total                     8,161,779 shares         $7.09                $57,867,013          $19,954

================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on $7.09 per share, the average of the high and low sales prices reported for the Common Stock on May 22, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                                8,161,779 Shares
                          ACCUMED INTERNATIONAL, INC.

                                  Common Stock

     This Prospectus relates to 8,161,779 (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of AccuMed International, Inc. (formerly Alamar Biosciences, Inc., the "Company" or "AccuMed") of which 2,558,254 shares (the "Underlying Shares") are underlying Common Stock Purchase Warrants (the "Warrants") or stock options (the "Stock Options"). The Company will not receive any of the proceeds from any sales of the Shares, but will receive aggregate gross proceeds if all of the Warrants and Stock Options are exercised to acquire the Warrant Shares for cash at their respective current exercises prices. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the terms of the Warrants and Warrant Agreements and several registration rights agreements between the Company and holders of the Warrants and Shares, respectively. (Holders of Warrants, Stock Options and Shares are collectively referred to as the "Selling Securityholders.") See "Selling Securityholders."

     The Shares of Common Stock may be offered and sold from time to time by the Selling Securityholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices (this "Offering"). See "Risk Factors," "Selling Securityholders" and "Plan of Distribution."

     The closing price for the Common Stock on May 28, 1996, as reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq"), was $8.13 per share.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS".
                               __________________
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               __________________

No underwriting commissions or discounts will be paid by the Company in connection with this Offering. Estimated expenses payable by the Company in connection with this Offering are approximately $70,000.
                               __________________

               This date of this Prospectus is ___________, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices: New York Regional Office, 7 World Trade Center, Room 1400, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the Nasdaq SmallCap Market and reports and other information regarding the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement on Form S-3 (Registration No. 33-_____) of which this Prospectus forms a part, and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies may be obtained at prescribed fees from, the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company furnishes shareholders with annual reports containing audited financial statements and other periodic reports as the Company may deem to be appropriate or as required by law or the rules of the National Association of Securities Dealers, Inc.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have heretofore been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

            (1) The Company's Annual Report on Form 10-KSB for the year ended September 30, 1995.

            (2) The Company's Current Report on Form 8-K filed with the Commission on January 16, 1996.

            (3) The Company's Current Report on Form 8-K filed with the Commission on January 17, 1996.

            (4) The Company's Current Report on Form 8-K filed with the Commission on January 19, 1996.

            (5) The Company's Amendment No. 1 to the Current Report on Form 8-K/A filed with the Commission on January 24, 1996.

            (6) The Company's Transition Report on Form 10-KSB for the transition period ended December 31, 1995.

            (7) The description of Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 18, 1992 by which the Common Stock of the Company was registered under Section 12 of the Exchange Act, and the description of the Common Stock incorporated therein by reference to the Registration Statement on Form S-1 (Regis. No. 33-48302) filed with the Commission on June 3, 1992 and amended on June 25, 1992, July 23, 1992 and September 10, 1992, under the caption "Description of Securities" therein.

            (8) The description of the Common Stock contained in the Company's Amendment No. 1 to Registration Statement on Form 8-A/A filed with the Commission on January 2, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus (not including exhibits and other information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests for such documents should be directed to AccuMed International, Inc., located at 920 N. Franklin Street, Suite 402, Chicago, Illinois 60610, Attn: Mark L. Santor, Chief Financial Officer, telephone (312) 642-9200.

     The following are trademarks of the Company "Alamar" logo and name, READar(TM), PIPETar(TM), alamarBlue(TM), AccuMed, Inc., AccuMed International, Inc., AccuMap(TM), Sensititre, U.S., Sensititre U.K., SensiTouch(R), SensiLink(TM), Aris(TM), JustOne(TM), MicroBact, Sensi-Cal(TM), Amco AEPA-1(R) and Diascan.

     The Company's address is 920 N. Franklin Street, Suite 402, Chicago, Illinois 60610, and its telephone number is (312) 642-9200.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE HEREIN. THE STATEMENTS THAT ARE NOT HISTORICAL FACTS OR STATEMENTS OF CURRENT STATUS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE RISKS SET FORTH IN "RISK FACTORS."

THE COMPANY

     AccuMed International, Inc. (Nasdaq Symbol: ACMI) (the "Company" or "AccuMed International") designs, manufactures and markets healthcare diagnostic and screening products for the clinical laboratory, pharmaceutical and veterinary segments of the healthcare industry. The Company's products service both the microbiology and cytopathology segments of the worldwide laboratory diagnostics market. AccuMed International is headquartered in Chicago, with manufacturing facilities in Cleveland, Ohio and, through its wholly-owned subsidiary, the United Kingdom.

     BACKGROUND; MERGER WITH ACCUMED, INC. The Company was incorporated in June 1988 under the name "Alamar Biosciences, Inc." under the laws of the State of California (the "Former Alamar"). On December 29, 1995, the merger of AccuMed, Inc., an Illinois corporation, with and into the Company (the "Merger") was consummated pursuant to an Agreement and Plan of Reorganization dated as of April 21, 1995 with AccuMed, Inc., as amended (the "Merger Agreement"). Also effective on such date, the Company was reincorporated under the laws of the State of Delaware, its name was changed to AccuMed International, Inc., and the trading symbols for its Common Stock and Warrants were changed from "ALMR" and "ALMRW" to "ACMI" and "ACMIW," respectively. Pursuant to the Merger Agreement the Company issued 6,178,104 shares of Common Stock and options to purchase an aggregate of 1,000,000 shares of Common Stock to the former holders of AccuMed, Inc. stock and former AccuMed, Inc. management, respectively. Pursuant to the Merger, the Company acquired its wholly-owned subsidiary, AccuMed International, Ltd., an English registry company ("AccuMed UK").

     Prior to the Merger, the Company's business consisted of manufacturing and marketing in vitro (i.e., outside the body) diagnostic testing products for hospitals and reference laboratories, instruments for the interpretation and data management of the results of such products, and a non-toxic indicator dye for the detection of cell growth (such products are referred to collectively as the "Alamar Product Line"). The Company has also generated revenue from contract research projects, although no such revenue is being generated currently. The Company has a limited operating history and limited revenues from product sales to date.

     AccuMed, Inc. was incorporated in February 1994 under the laws of the State of Illinois. Prior to the Merger, AccuMed, Inc. was in the business of designing, developing and marketing products for the microbiology and cytopathology segments of the hospital and laboratory diagnostic market. AccuMed, Inc.'s strategy had been to seek to acquire companies with products or designs that reduce or potentially reduce costs and improve or potentially improve the quality and efficiency of laboratory diagnosis. In February 1995, AccuMed, Inc. acquired AccuMed UK and its business as well as certain U.S. assets from Radiometer America, Inc. (the products of AccuMed UK are collectively referred to as the "Sensititre Product Line"). Until such acquisition, AccuMed, Inc. had no revenues and operations consisted of a limited amount of research and development.

BUSINESS OF THE COMPANY

     AccuMed International is targeting the cytopathology market with its proprietary automated cell image analysis product line for reading PAP smears and other cytology materials. The system consists of an interactive computer-controlled slide handling and data management system and an automatic cell analysis system which analyzes cells by screening slides for potential
abnormalities.   All systems are modular which permits them to be incorporated into more advanced, fully-automated systems if and when such systems become available.

     AccuMed International's microbiology product line includes a series of Minimum Inhibitory Concentration ("MIC") and identification ("ID") panels and a range of automated instruments used to identify infectious organisms and determine susceptibility to antimicrobial agents. The use of MIC/ID testing by hospitals and laboratories allows physicians to diagnose the proper treatment earlier, potentially shortening patient hospital stays.

     CYTOPATHOLOGY DIVISION

     PAP smear screening is conducted by specially trained and licensed cytotechnologists who by federal law are permitted to inspect no more than between 80 to 100 slides a day in search of abnormal cells. The clinical laboratory services market is currently experiencing a shortage of qualified cytotechnicians, and an increasing volume of cytologic tests to be processed. Recognizing the need to provide tools to aid in productivity and quality while reducing overall costs for this market, AccuMed International has developed an automated slide handling data management system, and acquired and developed an automated image cell analysis technology, the AcCell(TM) system.

     ACCELL(TM) PRODUCTS. Marketed under the name AcCell(TM), the Company offers cytopathology products that range from a fully automated slide handling system to interactive cell analysis systems, all supported by an integrated data management system. The AcCell(TM) system was initially developed for PAP smear analysis, however, management believes that the system has a broad range of cytopathology, pathology and histology applications beyond cervical PAP smear screening. All systems are modular and allow for migration to more advanced, fully automated systems.

     The AcCell(TM) system accepts conventionally stained slides, reviews the entire slide and automatically identifies any areas that require human review. The coordinates of all suspicious areas can be electronically retained for easy access and reference by the lab technician. Some AcCell(TM) models are designed to use digital imagery to scan specimen slides. At each inspection point a digital image is created and analyzed by the AcCell(TM) system using proprietary software, hardware and image analysis systems.

     AUTOMATIC SLIDE HANDLING SYSTEM. The AcCell(TM) products include a software and data management package designed to be used in conjunction with laboratory microscopes. As the slides move through the microscope, a technician can observe the slide through a high resolution color video monitor or microscope, thus avoiding use of the microscope, which can be strenuous. As a system or individual component, the auto slide handling device offers additional capacity, bar coding, digital storage of information, identification
and retrieval capabilities and auto focus capabilities.   In addition, the
device can assist the technician in locating the exact location of abnormalities and fits with all commonly used cytology/pathology laboratory microscopes. The system does not require FDA approval, and management expects to begin marketing the Automatic Slide Handling System in the third quarter of 1996.

     ACCELL(TM) 3000. The AcCell(TM) 3000 is a series of productivity enhancement tools to be used for pre-screening conventionally prepared PAP smear specimens. The purpose of the pre-screening is to detect areas of the slide that are either vacant or contain clumps of material or blood which cannot be interpreted by the technician. The resulting computer map produced by the AcCell(TM) 3000 system is designed to guide the technician to only those portions of the slide which may contain abnormal cells. A technician can access this map through a database and follow the map by using the AcCell(TM) 2000 instrument.

     Pre-market approval by the FDA is required prior to any sales in the United States of the AcCell(TM) 3000 system. If such approval is obtained (of which there can be no assurance), management anticipates that the Company will hire sales specialists targeting geographical regions in the U.S., as well as several representatives responsible for education, training and overall support. The Company anticipates initiating marketing programs with major laboratories and hospitals, as well as small independent laboratories to increase sales of various systems. Management expects the Company to initiate clinical testing in late 1996.

  MICROBIOLOGY DIVISION

     The Alamar Product Line and the Sensititre Product Line together provide a range of complementary products to service the susceptibility and identification segments of the laboratory diagnostic marketplace. These product lines target both the high and low end volume users within the laboratory diagnostics market.

     SENSITITRE PRODUCT LINE. AccuMed UK with its Sensititre Product Line is a leader in veterinary and pharmaceutical new drug development susceptibility and identification testing. AccuMed UK was one of the first companies to introduce a range of systems for antimicrobic sensitivity testing utilizing microwell plate technology. The patented process developed by AccuMed UK has the ability to "dry-down," which secure, antimicrobics in the well of the microplate without loss of biological activity.

     The Sensititre Product Line consists of four principal instruments, each of which uses compatible technologies, and allows customers to upgrade. Such products incorporate a range of accessories including substrate strips, dosing heads, broths, and test plates for both susceptibility and identification applications.

     The Sensititre Product Line's microplate technology is based on AccuMed UK's patented dry-form 96 well microwell plates. Microwell plates were developed for susceptibility testing and can be manufactured both to a standard configuration, and customer specification. These products include gram
negative and gram positive auto-identification plates.   The Sensititre Product
Line microplates include the following.

          JUST ONE STRIP. JustOne,(TM) is a single row of wells that can be used to test one antibiotic rather than using an entire plate. This technology was developed in conjunction with pharmaceutical companies to assist in the marketing and product launching efforts for a new drug.

          AUTOREADER. The AutoReader is a computerized, self-contained single excitation/detection wavelength fluorimeter, designed to rapidly measure intensity levels of fluorescence from automated microbiology test plates.

          ARIS(TM). ARIS(TM) is a totally automated plate handling, incubating and reading module that offers robotic processing of testing plates. ARIS(TM) has a capacity of 64 plates, of any type and combination of MIC/Breakpoint and Autoidentification. For use in larger laboratories, ARIS(TM) can be expanded by linking multiple units to the single host computer.

          SENSITITRE AUTOMATED MICROBIOLOGY SYSTEM ("SAMS"). SAMS is a sophisticated data management system which provides a wide range of data tracking and reporting capabilities in connection with the Sensititre MIC/ID Product line.

     ALAMAR PRODUCT LINE. A MIC/ID test panel is a clinical diagnostic system for the identification of infectious organisms, and the determination of the organism's susceptibility to antimicrobial agents at a variety of minimum inhibitory concentrations of antibiotics. The use of MIC/ID testing by hospitals and laboratories allows physicians to diagnose the proper treatment earlier, potentially shortening patient hospital stays. Also, by having a choice of antibiotics, the physician can choose the least expensive and/or the most compatible antimicrobial treatment for the patient.

     The Alamar Product Line's manual MIC/ID testing system is a proprietary disposable test kit system to diagnose the most effective type and dosage of antibiotics in cases involving bacterial infection and to identify the bacterium suspected of causing such infection. The manual MIC/ID testing systems incorporate the Company's proprietary alamarBlue(TM) technology. alamarBlue(TM) is a colorimetric interpretation which measures oxidation by producing a distinctive color change in order to indicate the proliferation of cells.

     SEMI-AUTOMATED READING PRODUCTS. In order to compete in other segments of the MIC/ID testing products market, the Company has developed a semi-automated reading instrument ("READar(TM)"), and a related computerized data management system. READar(TM) is an automated panel reader. READar's fluorescent reading produces highly sensitive, reproducible and accurate results in less than 20 seconds. The Alamar Product Line MIC/ID testing kits are designed to be read both manually and by the READar(TM).

     The Company supplies its customers with an internally developed software package and with personal computers purchased "off the shelf" for purposes of management of the data generated by the READar(TM). No FDA marketing clearance is required to market the Company's software package in the U.S. The list price of a complete system, including the READar(TM) and the Company's data management system, is $30,000.

     TURN-KEY LABORATORY SERVICES GROUP. In addition to selling susceptibility/ID systems, AccuMed International has established a laboratory services group to provide "turn-key" antibiotic drug development and testing services for major pharmaceutical manufacturers. The group has contracts with approximately three pharmaceutical companies.

ALAMARBLUE(TM) LICENSE AGREEMENT WITH BECTON DICKINSON

     alamarBlue(TM) is a non-toxic, water-soluble indicator dye which measures cell growth for in vitro testing. alamarBlue(TM) is a "reagent" (i.e. a substance used to detect and measure other substances) that is designed to be used in place of established reagents such as MTT, XTT, or neutral red reagents. The reagent can be interpreted visually due to the color change, or even more precisely using an instrument to measure the accompanying fluorescent response.

     On October 11, 1995, the Company entered into a License Agent (the "License Agreement") with Becton Dickinson & Co., Inc. ("Becton") pursuant to which the Company granted Becton a semi-exclusive, worldwide license of the Company's alamarBlue(TM) technology for a specific field of use. Pursuant to the License Agreement, Becton has been granted rights in and to all of the Company's alamarBlue(TM) technology and related trade secrets, know-how and patent rights (the "Licensed Technology"). Such license is exclusive to Becton; however, the license permits the Company to continue to practice all rights in the Licensed Technology, subject to certain restrictions on the Company's ability to engage in significant transactions with substantial competitors of Becton. The license is limited to certain applications in the microbiology market. Becton is obligated to pay royalties on net sales of any product which encompasses or incorporates the Licensed Technology for five years, subject to certain conditions and restrictions. As of the date of this Prospectus, a total of $3,500,000 in license fees has been received from Becton by the Company, of which $500,000 will be creditable against future royalties.

INTELLECTUAL PROPERTY

     On March 26, 1996, the U.S. Patent and Trademark Office (the "PTO") issued to the Company Patent No. 5,501,959 in response to the Company's patent application entitled "Antibiotic and Cytotoxic Drug Susceptibility Assays Using Resazurin and Poising Agents" (the "AccuMed Patent"). The patent application filed by Michael Lancaster in 1989 and assigned to the Company. The AccuMed Patent provides patent protection for a portion of the Company's technology when used in conjunction with a "poising" agent used to stabilize the bacterial susceptibility process. The European Patent office has issued to the Company a notice of intent to grant a European patent relating to the AccuMed Patent.

     As a result of the Merger, the Company has obtained certain licenses on several U.S. and foreign patents and other intellectual property rights regarding aspects of the technology embodied in the Sensititre Product Line by virtue of the acquisition of AccuMed UK as a wholly-owned subsidiary. Between January 1994 and December 1995, AccuMed, Inc., filed or was assigned and aggregate of six U.S. patent applications which have been acquired by the Company as a result of the Merger. The products or technologies covered by such patent applications include blood culture, AcCell(TM) 2000 and AcCell(TM) 3000. The Company has also applied during 1996 for six additional U.S.
patents relating to the optical imaging technology acquired in the Merger. The Company was advised in March 1996 that two the applications relating to blood culture have been allowed; management anticipates that such patents will issue in 1996. There can be no assurance that the aforementioned patents and licenses will adequately protect the Company from potential infringers. In addition, since patent applications in the U.S. are maintained in secrecy until patents issue, and since publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or that such companies were the first to file patent applications for such inventions, and there can be no assurance that patents currently in application will ever be issued.

     On November 14, 1994, the Company filed a civil action in U.S. District Court for the Eastern District of California (the "Complaint") against Difco Laboratories, Inc. and Pasco Laboratories, Inc. (collectively, "Difco") seeking compensatory damages in excess of $25 million, punitive damages, an injunction against the further use and/or disclosure of the Company's trade secrets and confidential information, and for a constructive trust to transfer U.S. Patent No. 5,164,301 (the "301 Patent") to the Company. The Complaint alleged that Difco and a former employee of Difco were issued the 301 Patent on November 17, 1992 by misusing proprietary information that Difco personnel misappropriated from the Company in violation of a June 3, 1988 Confidentiality and Non-Use Agreement between the Company and Difco (the "Confidentiality Agreement"). The Company's U.S. patent application was filed in January 1989, and the Company believes that the application for the 301 Patent issued to Difco was filed in June 1990. On February 27, 1996, the Company entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement") in connection with the Complaint. Pursuant to the Settlement Agreement the parties have settled the controversies between them raised in the Complaint and related civil actions and the Complaint and related civil actions were dismissed by mutual consent and the order of the court on

March 11, 1996. The terms of the Settlement Agreement are confidential and may not be disclosed publicly, except as required by law or generally accepted accounting principles, without the mutual agreement of the parties.

     On May 2, 1995, the Company received notice that MicroScan, Inc. ("MicroScan"), a wholly-owned subsidiary of Dade International, Inc., filed an intervention complaint with the court against both the Company and Difco, which alleged that one of the Company's founders misappropriated confidential information of MicroScan while an employee of MicroScan prior to co-founding the Company in 1988, and used such information to develop the Company's technology. On October 13, 1995, summary judgment was granted in favor of the Company dismissing the MicroScan intervention complaint with prejudice. Microscan did not appeal the judgment. On February 23, 1996, the court granted the Company's motion that Microscan be required to pay the Company's attorneys fees of approximately $120,000 on the basis that Microscan's intervention complaint was made in bad faith.

     Despite settlement of the controversies with Difco and entry of summary judgment against Microscan, there can be no assurances that the Company will not become a party to future litigation involving other parties in connection with its intellectual property rights.

                                  THE OFFERING



Securities offered ..........  8,161,779 shares of Common Stock offered by the Selling Securityholders.

Common Stock outstanding
 after the offering (1) .....  21,471,488  shares.

Use of Proceeds .............  The Company will not receive any proceeds from the sale of the Common Stock by the Selling
                               Securityholders. Proceeds to the Company pursuant to warrant exercises by the Selling Securityholders, estimated to be approximately $6,114,655 if all the Warrant Shares are issued pursuant to cash exercises of the Warrants, will be used by the Company for general corporate purposes, including research and development, sales and marketing, manufacturing equipment and facilities and working capital.

Nasdaq Common Stock Symbol ..  ACMI


(1) Does not include (i) 3,508,403 shares reserved for issuance upon exercise of outstanding warrants; (ii) 1,477,777 reserved for issuance upon the exercise of outstanding stock options, or (iii) 185,672 shares reserved for issuance upon exercise of options available for future grant under the Company's employee benefit plans.


RISK FACTORS

     The statements that are not historical facts or statements of current status contained in this Prospectus are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, the risks set forth in "Risk Factors." The decision of whether to make an investment in the Common Stock involves an analysis of certain risks, including but not limited to, the risk factors set forth in this Prospectus. Each potential investor is urged to carefully consider the risks inherent in the recently consummated Merger, the Company's significant and continuing operating losses, the regulatory environment in which the Company operates, volatility of the Company's stock price, and the uncertainty of the cost of integration and consolidation of the recently merged companies. See "Risk Factors."

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this Offering before making an investment decision. The statements that are not historical facts or statements of current status contained in this Prospectus are forward-looking statements that involve risks and uncertainties including, but not limited to, the factors set forth below.

     POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company anticipates that it will be required to obtain additional financing during the next 12 months to successfully carry out its business plan, and there can be no assurances that such funding will be available. If the Company is unable to raise additional funding, current resources will be reallocated and appropriate reductions will be made to the business plan.

     Of the approximately $2,400,000 of accounts payable as of March 31, 1996 approximately $1,000,000 represents amounts payable for over 30 days. Amounts owed to various vendors and suppliers are subject to late charges of
approximately 1.5% per month.   In the event the Company is unable to increase
cash resources, significant demand on payables in excess of cash resources could cause the Company to liquidate assets, issue additional equity securities, curtail existing programs or make other arrangements that could have a material adverse effect on the business and prospects of the Company.

     Future design, development, testing and FDA submission costs will continue to be significant with respect to products not currently marketed, and the Company will also have significant capital requirements associated with marketing its current products. The Company has been substantially dependent on the private placements of its debt and equity securities and the proceeds of its initial public offering of securities consummated in October 1992 (the "IPO") to fund such requirements. Such private placements and the IPO have
raised approximately $20,483,000 in aggregate gross proceeds.   There can be no
assurances that the Company will be able to obtain additional financing, or that, if available, such additional financing would be on terms acceptable to the Company.

     LIMITED RELEVANT OPERATING HISTORY; SIGNIFICANT OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF COSTS OF INTEGRATION AND CONSOLIDATION. Although the Company was formed in 1988 (as Alamar Biosciences, Inc.), until early 1994 the Company was engaged primarily in research and development and prior to the Merger had not realized any significant revenues from product sales. AccuMed, Inc. was incorporated in February 1994 and in February 1995 acquired AccuMed UK and its business as well as certain U.S. assets from Radiometer America, Inc. Until such acquisition, AccuMed, Inc. had no revenues and operations consisted of a limited amount of research and development. Accordingly, although AccuMed UK had a significant operating history and revenue from sales, AccuMed, Inc. had very limited operating history prior to the Merger. Upon consummation of the Merger on December 29, the operations of the Former Alamar and AccuMed, Inc. were combined and the resulting company began to manufacture and sell both the Alamar Product Line and the Sensititre Product Line. According, the combined company resulting from the Merger has a limited relevant operating history upon which an evaluation of the Company's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in a continually evolving industry characterized by an increasing number of market entrants and intense competition; the risks, expenses and difficulties encountered in the shift from development to commercialization of new products based on innovative technology; and the possible risks and expenses associated with integrating the operations of the two recently merged companies. To date, the Company has incurred significant operating losses in each fiscal quarter since its inception. For the years ended September 30, 1993, 1994 and 1995, and the three months ended December 31, 1995 the Company's operating losses were $3,192,039, $3,146,476, $3,707,391 and $5,662,194, respectively and, at March 31, 1995, the Company had an accumulated deficit of $ 25,410,621. Such losses are continuing and are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. Further, there can be no assurance that the Company will be able to implement successfully its operating strategy, generate increased revenues or ever achieve profitable operations.

     The costs of integration and consolidation of the recently merged companies as a single enterprise could prove substantial and the Company may be required to raise additional funds to cover such costs. There can be no assurance that the integration and consolidation of the recently merged companies into a single entity will not face unforseen problems which could materially increase the cost and delay the timing of such integration and consolidation.


         INDEBTEDNESS. The Company has indebtedness in the currently outstanding principal amount of $555,000 evidenced by certain promissory notes held by First Bank and Trust Company of Illinois ("First Bank") which are payable on the earlier of upon demand by First Bank and April 30, 1996. The Company attempted to repay in full the amounts owed to First Bank prior to April 30, 1996, but such payment was rejected due to a dispute regarding fees payable to First Bank. As of the date of this Prospectus, the Company has not yet resolved such disputed amounts although negotiations are underway. And, upon agreement of such disputes, the Company plans to repay the notes. Such failure to pay constitutes an event of default, however, First Bank has not sought to enforce available remedies, including foreclosing on the Certificates of Deposit of the Company in the aggregate amount of $310,000 and other assets of the Company which are pledged to secure the Company's obligations to First Bank in order to satisfy the indebtedness. There can be no assurances that First Bank will forebear from foreclosing prior to repayment, if any.


     PROTECTION OF INTELLECTUAL PROPERTY. On March 26, 1996, the U.S. Patent and Trademark Office issued to the Company Patent No. 5,501,959 in response to the Company's patent application entitled "Antibiotic and Cytotoxic Drug Susceptibility Assays Using Resazurin and Poising Agents" (the "AccuMed Patent"). The patent application filed by Michael Lancaster in 1989 and assigned to the Company. The AccuMed Patent provides patent protection for a portion of the Company's technology when used in conjunction with a "poising" agent used to stabilize the bacterial susceptibility process. The European Patent office has issued to the Company a notice of intent to grant a European patent relating to the AccuMed Patent. Despite issuance of the AccuMed Patent there can be no assurances that the AccuMed Patent will afford the Company commercially significant protection of the covered technologies.

     As a result of the Merger, the Company has obtained certain licenses on several U.S. and foreign patents and other intellectual property rights regarding aspects of the technology embodied in the Sensititre Product Line by virtue of the acquisition of AccuMed UK as a wholly-owned subsidiary. Between January 1994 and December 1995, AccuMed, Inc., filed or was assigned and aggregate of six U.S. patent applications which have been acquired by the Company as a result of the Merger. The products or technologies covered by such patent applications include blood culture, AcCell(TM) 2000 and AcCell(TM) 3000. The Company has also applied during 1996 for six additional U.S. patents relating to the optical imaging technology acquired in the Merger. There can be no assurance that the aforementioned patents and licenses will adequately protect the Company from potential infringers. In addition, since patent applications in the U.S. are maintained in secrecy until patents issue, and since publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that AccuMed, Inc. or AccuMed UK was the first creator of inventions covered by pending patent applications or that such companies were the first to file patent applications for such inventions, and there can be no assurance that patents currently in application will ever be issued.

     The Company may, in the future, file additional patent applications; however, there can be no assurances that the Company will be successful in obtaining approval of any future patent applications it files with respect to its technologies.

     On November 14, 1994, the Company filed a civil action in U.S. District Court for the Eastern District of California (the "Complaint") against Difco Laboratories, Inc. and Pasco Laboratories, Inc. (collectively, "Difco") seeking compensatory damages in excess of $25 million, punitive damages, an injunction against the further use and/or disclosure of the Company's trade secrets and confidential information, and for a constructive trust to transfer U.S. Patent No. 5,164,301 (the "301 Patent") to the Company. The Complaint alleged that Difco and a former employee of Difco were issued the 301 Patent on November 17, 1992 by misusing proprietary information that Difco personnel misappropriated from the Company in violation of a June 3, 1988 Confidentiality and Non-Use Agreement between the Company and Difco (the "Confidentiality Agreement"). The Company's U.S. patent application was filed in January 1989, and the Company believes that the application for the 301 Patent issued to Difco was filed in June 1990. On February 27, 1996, the Company entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement") in connection with the Complaint. Pursuant to the Settlement Agreement the parties have settled the controversies between them raised in the Complaint and related civil actions and the Complaint and related civil actions were dismissed by mutual consent and the order of the court on March 11, 1996. The terms of the Settlement Agreement are confidential and may not be disclosed publicly, except as required by law or generally accepted accounting principles, without the mutual agreement of the parties.

     On May 2, 1995, the Company received notice that MicroScan, Inc. ("MicroScan"), a wholly-owned subsidiary of Dade International, Inc., filed an intervention complaint with the court against both the Company and Difco, which alleged that one of the Company's founders misappropriated confidential information of MicroScan while an employee of MicroScan prior to co-founding the Company in 1988, and used such information to develop the Company's technology. On October 13, 1995, summary judgment was granted in favor of the Company dismissing the MicroScan intervention complaint with prejudice. Microscan did not appeal the judgment. On February 23, 1996, the court granted the Company's motion that Microscan be required to pay the Company's attorneys fees of approximately $120,000 on the basis that Microscan's intervention complaint was made in bad faith.

     Despite settlement of the controversies with Difco and entry of summary judgment against Microscan, there can be no assurances that the Company will not become a party to future litigation involving other parties in connection with its intellectual property rights.

     The Company also relies for protection of its intellectual property on trade secret law and nondisclosure and confidentiality agreements with its employees, consultants, distributors, researchers and advisors. There can be no assurances that such agreements will provide meaningful protection for the Company's trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such trade secrets or know-how. In addition, others may obtain access to or independently develop technologies or know-how similar to that of the Company.

     The Company's success will also depend on its ability to avoid infringement of patent or other proprietary rights of others. The Company is not aware that it is infringing any such rights of a third-party, nor is it aware of proprietary rights of others for which it will be required to obtain a license in order to develop its products. However, there can be no assurances that the Company is not infringing proprietary rights of others, or that the Company will be able to obtain any technology licenses it may require in the future.

     UNCERTAINTY OF MANUFACTURING. The Company's manufacturing facility in Sacramento, California, was closed effective August 31, 1995. From July 1, 1995 through consummation of the Merger on December 29, 1995, the Company's products were manufactured in AccuMed UK's Grinstead, U.K. facility pursuant to a Manufacturing and Supply Agreement between the Company and AccuMed UK (then a wholly-owned subsidiary of AccuMed, Inc., which became a wholly-owned subsidiary of the Company as a result of the Merger). Upon consummation of the Merger on December 29, 1995, the Company acquired AccuMed UK's manufacturing facility near London, England. The Company has had no experience operating a facility in the United Kingdom and the Company's ability to successfully operate such a facility will depend on it's ability to hire and retain skilled management, production, engineering and other personnel to operate the facility. Since consummation of the Merger, the Alamar Product Line and the Sensititre Product Line are being manufactured at AccuMed UK's United Kingdom facility acquired as a result of the Merger. While it is expected that consolidation of AccuMed, Inc's and the Company's manufacturing operations may result in certain economies of scale, there can be no assurances that the Company's products will ever be manufactured in a cost-effective manner.

     The Company's Cytopathology Division has only recently developed the AcCell(TM) system that uses certain optical image technology and automated cell image analysis to analyze slides that contain biological material such as PAP smears. Sales and marketing of the AcCell(TM) products have not yet begun. There can be no assurances that the Company will be able to enter into arrangements that will lead to the cost-effective manufacture of the AcCell(TM) products. In addition, the READar(TM) instrument and the PIPETar(TM) instrument are manufactured for the Company by the developers of such products or by other outside vendors. There can be no assurances that any of these developers or vendors will be able to manufacture Alamar Product Line's current and proposed automated reading or related products in a cost-effective manner.

     DELAYED OR UNSUCCESSFUL PRODUCT DEVELOPMENT. The Company's Cytopathology Division has only recently developed the AcCell(TM) systems which use certain optical image technology and automated cell image analysis to analyze slides that contain biological material such as PAP smears. The AcCell(TM) 3000 system requires pre-market approval from the FDA before sales may be made in the U.S. The Company anticipates commencing clinical testing of such product in late 1996 and anticipates submitting to the FDA a Pre-Market Application (PMA) or 510(k) Notification in the first quarter of 1997. There can be no assurances that such application will receive the necessary FDA approval. FDA approval is not required to sell the AcCell(TM) systems outside the U.S.

     The Sensititre Product Line's proposed blood culture products are in the development stage. There can be no assurances that any of such products will be fully developed or, if developed, that any of such products will receive the necessary FDA clearance or approval for marketing. Even if such clearance or approval is received, there can be no assurances that the proposed products will be accepted by the market.

     GOVERNMENT REGULATION. The Company's products and manufacturing processes are regulated by state and federal agencies, including the FDA and comparable agencies in certain states and other countries. United States regulatory requirements promulgated under the Federal Food, Drug, and Cosmetic Act (the "FD&C Act") provide that many of the Company's products may not be shipped in interstate commerce without prior authorization from the FDA. Such authorization is based on a review of the products' safety and effectiveness for their intended uses. Medical devices may be authorized by the FDA for marketing either pursuant to a premarket notification under Section 510(k) of the FD&C Act (a "510(k) Notification") or a PMA.

     The AcCell(TM) 3000 system may not be sold in the United States unless and until the Company has obtained FDA approval of a PMA submission. A PMA consists of information sufficient to establish independently that a device is safe and effective for its intended use. By statute, the FDA is required to respond to a PMA within 180 days from the date of its submission, however, the approval process usually takes substantially longer. Management estimates that the entire process of receiving pre-market approval of the complete system could take up to two years after submission of initial clinical data which management estimates will be submitted in early 1997. There can be no assurances that the Company will receive FDA marketing approval for such product or, if received, that such approval will not be withdrawn. Marketing of the AcCell(TM) 3000 system outside of the U.S. does not require FDA clearance or approval, and marketing of the AcCell(TM) 2000 throughout the world does not require and FDA submissions or approvals.

     The Company's Microbiology Division products for bacterial identification and susceptibility testing require the submission to the FDA of certain information prior to marketing to obtain a 510(k) Notification. Among other things, the Company must show that its products are "substantially equivalent" in terms of safety and effectiveness to existing products which are currently permitted to be marketed. The Company is permitted to begin marketing a product as to which it has submitted a 510(k) Notification at such time as the FDA issues a written finding of "substantial equivalence." Requests for additional information may delay the market introduction of certain of the Company's products and in practice initial approval of products can take substantially longer than the statutorily prescribed period of 90 days. All of the Company's current Alamar Product Line products that require FDA clearance have been cleared for marketing pursuant to 510(k) Notifications. The Alamar Product Line manual ID/MIC testing kits require the submission to the FDA of a 510(k) Notification with respect to each antibiotic to be tested by the Company's kits. To date, the Company has submitted 510(k) Notifications, and obtained findings of "substantial equivalence," for the Gram Negative Test Kit's testing of 32 out of the approximately 35 antibiotics commonly used to fight gram negative bacteria and for the Gram Positive Test Kit's testing of 21 out of the approximately 22 antibiotics commonly used to fight gram positive bacteria. The Company has also received marketing clearance for four separate 510(k) Notifications with respect to the READar(TM) system. The Company expects to submit applications to add individual antibiotics to the those previously cleared for the Gram Negative and Gram Positive Test Kits as the market warrants. However, the Company has experienced significant delays at the FDA in the recent past, and there can be no assurances that clearances will continue to be obtained as quickly as in the past or that the FDA will find "substantial equivalence" for these additional antibiotics.

     There can be no assurances that such a delay will not occur or that any of the Company's proposed future products not currently being marketed will be cleared or approved by the FDA. Failure to obtain marketing clearance or approval for proposed future products may have a material adverse effect on the Company.

     In addition, the Company is subject to certain FDA registration, record-keeping and reporting requirements, is obligated to follow FDA "Good Manufacturing Practices" ("GMP") regulations and is subject to periodic FDA inspection. The AccuMed UK manufacturing facility used to manufacture the Company's products meet applicable GMP guidelines and FDA regulations. There can be no assurances, however, that the facilities used to manufacture the Company's products will continue to meet GMP guidelines. Future changes in regulations or enforcement policies could impose more stringent requirements on the Company, compliance with which could adversely affect the Company's business.

In connection with the Merger the required Notice of the relocation of manufacturing of the Alamar Product Line from Sacramento, California to East Grinstead, England has been provided to the FDA.

     TECHNOLOGICAL CHANGE AND COMPETITION. The Company's AcCell(TM) systems, if marketed abroad and if approved by the FDA and marketed in the U.S. (of which there can be no assurances), face competition from companies that are developing competing systems. The Company believes that other companies developing automated cytology products may possess greater development resources than the Company. The Company is currently aware of five companies that have systems in various stages of development for automated PAP smear screening. To date, management believes that none of these companies has received FDA approval for such products. Most of such companies are developing fully automated systems which are intended to eliminate or reduce the need for cytotechnicians who interpret smears visually. Such systems require stringent FDA testing.

     The market for the Company's microbiology products is highly competitive, and the Company competes with numerous well-established foreign and domestic companies, most of which possess substantially greater financial, technical, marketing, personnel and other resources than the Company and have established reputations for success in the development, sale and service of manual and/or automated in vitro diagnostic testing products. A significant portion of the ID/MIC testing market in the United States is controlled by two companies, Microscan and bioMerieux Vitek. These companies market a broad range of medically related products and have resources far greater than those of the Company. In addition, the Company is aware of several potential competitors with similar competitive advantages in markets that the Company intends to enter in the future. There can be no assurances that other technologies or products which are functionally similar to those of the Company are not currently available or under development, or that other companies with expertise and resources that would encourage them to attempt to develop and market competitive products will not develop new products directly competitive with the Company's products. In addition, the medical diagnostic products market is characterized by changing technology and evolving industry standards sometimes resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete over the long-term will be dependent on the Company's ability to introduce its products to the marketplace in a timely manner and maintain a technically competent research and development staff which can continually enhance and improve such products and successfully develop and market new products. There can be no assurances that the Company will be able to keep pace with technological developments or that its products will not become obsolete.

     DEPENDENCE ON KEY EMPLOYEES. The Company believes that its success will depend to a significant extent upon the efforts and abilities of a small group of executive, scientific and marketing personnel, in particular Peter P. Gombrich the Company's Chief Executive Officer and Chairman of the Board. The loss of the services of one or more of these key personnel could have a material adverse effect on the Company. In addition, the Company's future success will depend upon its ability to continue to attract and retain qualified scientific and management personnel who are in great demand. There can be no assurances that the Company will be successful in attracting and retaining such personnel.

     POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's securities may be highly volatile as there have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. Securities of issuers, such as the Company, having relatively limited capitalization and securities that are thinly-traded are particularly susceptible to change based on short-term trading strategies of certain investors.


     LACK OF DIVIDENDS. The Company has never paid cash or other dividends on its Common Stock and does not intend to pay cash or other dividends in the foreseeable future.

     AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorize the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Although the Company does not currently intend to issue any shares of its preferred stock, in the event of issuance, such shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurances that the Company will not, under certain circumstances, issue shares of its preferred stock.

     OUTSTANDING WARRANTS. As of the date of this Prospectus, there are outstanding immediately exercisable Warrants to purchase 6,028,760 shares of Common Stock at exercise prices ranging from $ 0.25 to $ 5.00 per share. To the extent that any such warrants are exercised, dilution in the ownership interests of the Company's shareholders may occur.

     SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. As of the date of this Prospectus there are 18,913,234 shares of Common Stock outstanding. Of these, 1,571,123 shares of Common Stock included in the IPO and subsequent registration statements are freely tradeable without restriction or requirement of further registration under the Securities Act, unless such shares are held by "affiliates" of the Company (as that term is defined in the Securities Act and the regulations promulgated thereunder) and subject, in certain instances, to the prospectus delivery requirements under the Securities Act. The balance of the shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. Of such shares, approximately 1,273,000 shares are currently eligible for immediate sale in the public market, approximately 3,892,000 shares may be sold into the market upon compliance with Regulation S and the balance will become eligible at various times in the future. In addition the Company has granted certain demand and/or piggyback registration rights relating to a substantial portion of the restricted shares and a substantial number of shares of Common Stock underlying warrants issued by the Company. Any future exercise of such registration rights and sale of such securities will result in dilution in the interest of the Company's then existing shareholders.

     No prediction can be made as to the effect, if any, that future sales of additional shares of Common Stock or the availability of such shares for sale either pursuant to exercised registration rights or under Rule 144 or other applicable exemptions under the Securities Act will have on the market price of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the ability of the Company to raise capital through the sale of its equity securities.

     CONTROL OF THE BOARD OF DIRECTORS. As a result of the Merger, the Company's Board of Directors consists of Mr. Peter P. Gombrich, two individuals selected by AccuMed, Inc. (Messrs. Joseph Plandowski and Paul Lavallee), three individuals selected by Commonwealth Associates (a principal holder of the Company's warrants and the underwriter and placement agent in several offerings of the Company's securities), and American Equities Overseas, Inc. (which represents several principal shareholders of the Company) (Messrs. Jack Halperin, Leonard Schiller and Richard Corbin) and one individual selected by mutual consent of the other nominees (Dr. John H. Abeles). [The Company's directors, executive officers and their affiliates own approximately 20.7 % of the outstanding shares of Common Stock. Such persons are thus able to exert significant influence over the affairs of the Company.

                                USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Shares of Common Stock by the Selling Securityholders. If the holders exercise the Warrants and Stock Options for cash to acquire all the underlying Shares, the Company will receive aggregate gross proceeds of $6,114,655 at the respective current exercise prices which will be used as unallocated working capital. Certain of the Warrants have cashless exercise features which, if utilized, will result in no proceeds to the Company upon exercise of such Warrants. The Company has agreed to pay certain expenses in connection with this Offering, currently estimated to be approximately $50,000.


                              RECENT DEVELOPMENTS



        PROPOSED ACQUISITION OF ACCURON CORPORATION. The Company and Accuron Corporation, and Ohio corporation ("Accuron"), have agreed to the purchase by the Company of all assets of Accuron in consideration for the issuance of 100,000 shares of the Company's Common Stock. The assets to be acquired consist largely of U.S. and foreign patents in the areas of image analysis and automated cytology. The Company will not assume any liabilities of Accuron. Management anticipates that the transaction will be consummated during the second quarter of 1996. Such shares will have certain so-called "piggyback" registration rights.



        PRIVATE PLACEMENT OF SECURITIES. On May 23, 1996, the Board of Directors approved the terms of two proposed private placements of Common Stock of the Company. The Company has entered into an oral agreement with an institutional shareholder for the purchase by such shareholder of 166,667 shares of Common Stock at a purchase price of $6.00 per share for aggregate consideration of $1,000,000. Management anticipates that such transaction will be consummated by May 31, 1996. American Equities Overseas, Inc. has made an oral agreement with the Company to serve as placement agent on a best efforts basis in the proposed private placement to non-U.S. persons of approximately 83,333 shares of Common Stock at $6.00 per share for aggregate consideration of $500,000. Management anticipates that such transaction will be consummated by June 7, 1996.



        POSSIBLE REDEMPTION OF WARRANTS. The Company issued an aggregate of 2,702,905 Common Stock Purchase Warrants (the "Redeemable Warrants") in its initial public offering in 1992 and in private placements in 1993. The Company is entitled to redeem the Redeemable Warrants upon 60 days prior written notice to the warrantholders given at least three days after the closing sales price of the Common Stock has exceeded $7.50 per share for a minimum of 20 consecutive trading days. The Common Stock first closed trading above $7.50 per share on May 22, 1996. If the Common Stock continues to close above $7.50 per share for 20 consecutive trading days, the Company intends to give notice of redemption of the Redeemable Warrants. The redemption price is $0.25 per Redeemable Warrant. The exercise price of the Redeemable Warrants is $5.00 per share. Therefore, if the Common Stock continues to trade above $5.25 per share during the period after notice and prior to the redemption date, management anticipates that holders of Redeemable Warrants will elect to exercise their Redeemable Warrants prior to the redemption date. If all the Redeemable Warrants were exercised the Company would receive proceeds of approximately $13,500,000.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements give effect of the Merger of Alamar and AccuMed and the purchase of certain assets and the assumption of certain liabilities from Sensititre US and Sensititre UK by AccuMed on a purchase basis.

         The unaudited pro forma condensed combined statements of operations for the year ended September 30, 1995 and the three months ended December 31, 1995 assume that the Merger with AccuMed and the purchase of Sensititre US and Sensititre UK occurred on October 1, 1994.

         The pro forma adjustments are based on preliminary assumptions of the allocation of the purchase price and are subject to substantial revision once evaluation of the fair value of the assets and liabilities of AccuMed are completed. Actual purchase accounting adjustments may differ from the pro forma adjustments presented herein.

         THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT ACTUALLY WOULD HAVE OCCURRED IF THE MERGERS HAD BEEN COMPLETED ON THE ASSUMED DATES NOR ARE THE STATEMENTS INDICATIVE OF FUTURE COMBINED FINANCIAL POSITION OR EARNING.

         The pro forma condensed financial statements should be read in conjunction with the financial statements of Alamar for the fiscal year ended September 30, 1995 and the financial statements for the transition period ended December 31, 1995.

                           ACCUMED INTERNATIONAL, INC
              (formerly ALAMAR BIOSCIENCES, INC. AND SUBSIDIARIES) PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995


                                        Historical                        Historical
                                       -------------    -----------------------------------------------
                                          Alamar           AccuMed       Sensititre US    Sensititre UK
                                        year ended
                                       September 30,
                                           1995

                                                        (1)              (2)              (2)
                                       -------------    -------------    -------------    -------------
                                                          (unaudited)     (unaudited)      (unaudited)
Net Revenues                           $    514,776     $  2,609,233     $    409,360     $    639,561
Cost of revenues                         (1,431,187)      (1,510,143)        (247,860)        (457,056)
                                       -------------    -------------    -------------    -------------
                                           (916,411)       1,099,090          161,500          182,505
                                       -------------    -------------    -------------    -------------
Operating Expenses
  General and Administration              2,094,890        1,040,083          208,420           74,589
  Research and Development                  386,882          453,277                0           88,872
  Sales and Marketing                       309,208        1,187,177                0                0
                                       -------------    -------------    -------------    -------------
Total operating expenses                  2,790,980        2,680,537          208,420          163,461
                                       -------------    -------------    -------------    -------------
Income (Loss) from operations            (3,707,391)      (1,581,447)         (46,920)          19,044

Interest income                               7,949           12,930                0                0
Interest (expense)                          (46,657)         (40,201)               0                0
Other income                                 32,566            1,308                0                0
Other (expense)                             (45,777)               0                0                0
                                       -------------    -------------    -------------    -------------
Earnings (Loss) before income taxes      (3,759,310)      (1,607,410)         (46,920)          19,044

Provision for income taxes                      800                0                0                0
                                       -------------    -------------    -------------    -------------
Net income (loss)                      $ (3,760,110)    $ (1,607,410)    $    (46,920)    $     19,044
                                       =============    =============    =============    =============

Net loss per common and
  common equivalent share              $      (0.59)    $      (0.92)
                                       =============    =============

Weighted average shares outstanding       6,375,627        1,748,940
                                       =============    =============


                                                 Pro Forma                         Pro Forma
                                       ------------------------------    -----------------------------
                                          AccuMed          AccuMed          Alamar/          Alamar
                                         Sensitive    as adjusted, for      AccuMed     as adjusted, for
                                        Adjustments    the year ended     Adjustments    the year ended
                                                        September 30,                     September 30,
                                                             1995                              1995
                                                        (3)                               (4)
                                       -------------    -------------    -------------    -------------
                                        (unaudited)     (unaudited)      (unaudited)      (unaudited)
Net Revenues                           $   (193,000)(A) $   3,485,154    $          0     $  3,979,930
Cost of revenues                            109,000 (B)    (2,108,059)              0       (3,537,246)
                                       -------------     -------------   -------------    -------------
                                            (84,000)        1,359,095               0          442,684
                                       -------------     -------------   -------------    -------------
Operating Expenses
  General and Administration                100,000 (C)     1,423,092         284,570 (E)    3,602,552
  Research and Development                        0           542,149               0          929,031
  Sales and Marketing                             0         1,187,177               0        1,496,385
                                       -------------     -------------   -------------    -------------
Total operating expenses                    100,000         3,152,418         284,570        8,227,968
                                       -------------     -------------   -------------    -------------
Income (Loss) from operations              (184,000)       (1,793,323)       (284,570)      (5,785,284)

Interest income                                   0            12,930               0           20,679
Interest (expense)                          (35,475)(D)       (75,676)              0         (122,333)
Other income                                      0             1,308               0           33,874
Other (expense)                                   0                 0               0          (45,777)
                                       -------------     -------------   -------------    -------------
Earnings (Loss) before income taxes        (219,475)       (1,854,761)       (284,570)      (5,898,841)

Provision for income taxes                        0                 0               0              800
                                       -------------     -------------   -------------    -------------
Net income (loss)                      $   (219,475)     $ (1,854,781)   $   (284,570)    $ (5,899,441)
                                       =============     =============   =============    =============

Net loss per common and
  common equivalent share                                $      (1.06)                    $      (0.60)
                                                         =============                    =============

Weighted average shares outstanding                         1,748,940                        9,831,582
                                                         =============                    =============




(1) includes the twelve months and nine months ended September 30, 1995 for AccuMed and Sensititre US/UK, respectively
(2) includes the three months ended December 31, 1994, before the acquisitions by AccuMed.
(3) AccuMed Consolidated includes AccuMed, Sensititre US, and Sensititre UK, Ltd. after purchase accounting adjustments
(4) Alamar Consolidated includes Alamar Biosciences Inc., and AccuMed Consolidated after purchase accounting adjustments. Weighted average shares outstanding are 9,831,682 which represents 6,375,637 shares for Alamar before the merger plus the weighted average (3,456,055) of the 4,178,104 shares (6,178,104 shares per the merger agreement less 2,000,000 shares issued but subject to forfeiture) to be issued in connection with the AccuMed merger. The weighted average shares outstanding for AccuMed gives effect to the shares issued by AccuMed during the year ended September 30,1995 using the exchange ratio of
         1.98 to 1. The total shares outstanding at September 30, 1995 are 15,107,443 (10,929,339 shares of Alamar and 4,178,104 shares issued to AccuMed) which does not include the 2,000,000 shares issued but subject to forfeiture.

                   ALAMAR BIOSCIENCES, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995


                   ALAMAR BIOSCIENCES, INC., AND SUBSIDIARIES

                     NOTES TO PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS


                               SEPTEMBER 30, 1995
                                  (UNAUDITED)

(A)      To eliminate intercompany sales from Sensititre UK to Sensititre US.

(B) To eliminate intercompany profit from the cost of product sold from Sensititre UK to Sensititre US.

(C) To reduce amortization expense ($20,000) for the amortization of the purchase price of AccuMed, Inc. in excess of the fair market value of acquired assets, less assumed liabilities, and transaction costs incurred with the Merger of AccuMed, Inc. amortized over a 10 year life, and to adjust amortization expense for Sensititre US and Sensititre UK.

         Adjustment to reflect a reasonable estimation ($120,000) of corporate overhead costs for the three months ended December 31, 1994 carve out period for Sensititre U.S. The estimate is based on a percentage of total sales of Radiometer America, Inc., (of which Sensititre U.S. was a division) to the Sensititre US product line.

(D) To adjust interest expense for $35,475, assuming that the $430,000 loan to finance the Sensititre acquisition occurred on October 1, 1994.

(E) To adjust amortization expense for the amortization of the purchase price of AccuMed, Inc. in excess of the fair market value of acquired assets, less assumed liabilities, and transaction costs incurred with the Merger of AccuMed, Inc. amortized over a 10 year life, and to adjust amortization expense for Sensititre US and Sensititre UK.

                          ACCUMED INTERNATIONAL, INC.
              (FORMERLY ALAMAR BIOSCIENCES, INC. AND SUBSIDIARIES) PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1995


                                           Historical         Pro-forma          Pro-forma              Pro-forma
                                         --------------      ------------       -----------            -----------
                                            AccuMed
                                         International,      AccuMed Inc.                               Pro-Forma
                                             Inc.             (Acquiree)        Adjustments            Consolidated
                                         --------------      ------------       -----------            ------------
                                           (audited)          (unaudited)       (unaudited)            (unaudited)
Net Revenues                                  $100,130          $1,009,376         ($73,005) (A)         $1,036,501
Cost of Revenues                              (338,730)           (830,497)          71,892  (B)         (1,097,335)
                                           -----------         -----------         --------              ----------
                                              (238,600)            178,879           (1,113)                (60,834)

Operating Expenses
         General and Administration          1,418,797             758,066                0               2,176,863
         Research and Development            3,997,600             338,178                0               4,335,778
         Sales & Marketing                       7,197             289,360                0                 296,557
                                           -----------         -----------         --------              ----------
Total Operating Expenses                     5,423,594           1,385,604                0               6,809,198
                                           -----------         -----------         --------              ----------
Income (Loss) from operations               (5,662,194)         (1,206,725)          (1,113)             (6,870,032)

Interest Income                                  4,748                   0                0                   4,748
Interest (expense)                             (10,862)             (1,948)               0                 (12,810)
Other                                          (72,929)                  0                0                 (72,929)
                                           -----------         -----------         --------              ----------

Loss before income taxes                    (5,741,237)         (1,208,673)          (1,113)             (6,951,023)

Provision for income taxes                         800                   0                0                     800
                                           -----------         -----------         --------              ----------

Net loss                                   ($5,742,037)        ($1,208,673)         ($1,113)            ($6,951,823)
                                           ===========         ===========         ========              ==========


Net loss per common share                       ($0.49)             ($0.10)          ($0.00)                 ($0.59)


Weighted average shares outstanding         11,742,980          11,742,980       11,742,980              11,742,980

        ACCUMED INTERNATIONAL, INC. (FORMERLY ALAMAR BIOSCIENCES, INC.)
                 AND SUBSIDIARIES PRO FORMA CONDENSED COMBINED
      STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 1995

                 ACCUMED INTERNATIONAL, INC., AND SUBSIDIARIES

                     NOTES TO PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS



                               DECEMBER 31, 1995
                                  (UNAUDITED)


(A)      To eliminate intercompany sales from AccuMed International Limited
         (UK) to  AccuMed Inc. (US)

(B) To eliminate intercompany profit from the cost of product sold from AccuMed International Limited (UK) to AccuMed Inc. (US)

                              RECENT DEVELOPMENTS

     The Company and Accuron Corporation, and Ohio corporation ("Accuron"), have agreed to the purchase by the Company of all assets of Accuron in consideration for the issuance of 100,000 shares of the Company's Common Stock. The assets to be acquired consist largely of U.S. and foreign patents in the areas of image analysis and automated cytology. The Company will not assume any liabilities of Accuron. Management anticipates that the transaction will be consummated during the second quarter of 1996. Such shares will have certain so-called "piggyback" registration rights.

                 PROPOSED ACQUISITION OF ACCURON CORPORATION. The Company and Accuron Corporation, and Ohio corporation ("Accuron"), have agreed to the purchase by the Company of all assets of Accuron in consideration for the issuance of 100,000 shares of the Company's Common Stock. The assets to be acquired consist largely of U.S. and foreign patents in the areas of image analysis and automated cytology. The Company will not assume any liabilities of Accuron. Management anticipates that the transaction will be consummated during the second quarter of 1996. Such shares will have certain so-called "piggyback" registration rights.

                 PRIVATE PLACEMENT OF SECURITIES. On May 23, 1996, the Board of Directors approved the terms of two proposed private placements of Common Stock of the Company. The Company has entered into an oral agreement with an institutional shareholder for the purchase by such shareholder of 166,667 shares of Common Stock at a purchase price of $6.00 per share for aggregate consideration of $1,000,000. Management anticipates that such transaction will be consummated by May 31, 1996. American Equities Overseas, Inc. has made an oral agreement with the Company to serve as placement agent on a best efforts basis in the proposed private placement to non-U.S. persons of approximately 83,333 shares of Common Stock at $6.00 per share for aggregate consideration of $500,000. Management anticipates that such transaction will be consummated by June 7, 1996.



                 POSSIBLE REDEMPTION OF WARRANTS. The Company issued an aggregate of 2,702,905 Common Stock Purchase Warrants (the "Redeemable Warrants") in its initial public offering in 1992 and in private placements in 1993 [INCLUDING THE 574,905 WARRANTS OFFERED FOR SALE HEREBY BY THE SELLING SECURITYHOLDERS -- THIS GOES IN THE SB-2 ONLY]. The Company is entitled to redeem the Redeembale Warrants upon 60 days prior written notice to the warrantholders given at least 3 days after the closing sales price of the Common Stock has exceeded $7.50 per share for a minimum of 20 consecutive trading days. The Common Stock first closed trading above $7.50 per share on May 22, 1996. If the Common Stock continues to close above $7.50 per share for 20 consecutive trading days, the Company intends to give notice of redemption of the Redeemable Warrants. The redemption price is $0.25 per Redeemable Warrant. The exercise price of the Redeemable Warrants is $5.00 per share. Therefore, if the Common Stock continues to trade above $5.25 per share during the period after notice and prior to the redemption date, management anticipates that holders of Redeemable Warrants will elect to exercise their Redeemable Warrants prior to the redemption date. If all the Redeemable Warrants were exercised the Company would receive proceeds of approximately $13,500,000.

FORWARD LOOKING STATEMENTS

     The statements that are not historical facts in this Prospectus are "forward looking statements" and as such involve risks and uncertainties including, but not limited to, the risks and uncertainties set forth under the caption "Risk Factors" elsewhere in this Prospectus. Such statements include the following specific statements":

              Page 5, paragraph 4, sentence 2 and paragraph 6, last sentence; page 6, paragraph 2, page 8, paragraph 3, sentence 5; page 13, paragraph 2; page 14, paragraph 2, last sentence, and paragraph 4, sentence 3; page 15, paragraph 2, sentence 4 and paragraph 3, sentence 8; and "Recent Developments."

     The above-referenced statements contained in this Prospectus are forward looking statements that involve a number of risks and uncertainties. In addition to the factors referenced above, among the other factors that could cause actual results to differ materially are the following: business conditions and growth in the health care diagnostic industry and general economy; competitive factors, such as rival manufacturers and products, and price pressures; inventory risks due to shifts in market demand; changes in product mix; difficulties encountered in the shift from development to commercialization of new products based on innovative technology; possible risks and costs associated with combining the operations of the Former Alamar, AccuMed UK and AccuMed, Inc. as a result of the Merger; and the risk factors listed from time to time in the Company's Securities and Exchange Commission reports and under the caption "Risk Factors" in this Prospectus.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded in the over-the-counter market and quoted on Nasdaq under the symbol "ACMI." The table below sets forth the range of high and low closing prices for the Common Stock as reported on Nasdaq in each completed quarter during the Company's two most recently completed fiscal years, the Transition Period, each completed quarter during the current fiscal year and a portion of the current quarter.



COMMON STOCK
                                                    High    Low
                                                    -----  -----
 1994 Fiscal Year
   First Quarter ................................  $4.13  $2.13
   Second Quarter ...............................   3.00   1.75
   Third Quarter ................................   2.75   1.00
   Fourth Quarter ...............................   2.63   1.25

 1995 Fiscal Year
   First Quarter ................................   1.75   0.31
   Second Quarter ...............................   1.75   0.50
   Third Quarter ................................   1.50   0.81
   Fourth Quarter ...............................   1.50   0.75

 Transition Period (1)
   Oct. 1, 1995 through December 31, 1995 .......   1.69   1.00

 1996 Fiscal Year (1)
   First Quarter ................................   6.25   1.06
   Second Quarter (through May 28, 1996) ........   9.00   4.88


____________________________

(1) On December 31, 1995, the Company changed its fiscal year from October 1 through September 30 to January 1 through December 31. Therefore, the "Transition Period" includes October 1, 1995 through December 31, 1995.

     On May 28, 1996 the closing price of the Common Stock as reported by Nasdaq was $8.13 per share. At May 28, 1996, the Company had approximately 225 shareholders of record and estimates that it had approximately 560 beneficial owners.

                            SELLING SECURITYHOLDERS

     The following table sets forth information as of May 28, 1996 (the "Reference Date") with respect to the beneficial ownership of shares of Common Stock by each of the Selling Securityholders. At the Reference Date there were 18,913,234 shares of Common Stock outstanding.


                                                                                              Shares Beneficially
                                         Shares Beneficially Owned    Shares to be Sold in          Owned
                                           Prior to Offering (1)            Offering           After Offering(1)
                                      -------------------------------  --------------------  ----------------------
Name and Address of Beneficial Owner     Number            Percent                             Number     Percent
- ------------------------------------  -------------     -------------                        ----------  ----------
Orbis Pension Trustees Ltd.               1,000,000           5.29%          1,000,000               -0-        -0-

E&M RP Trust                                560,000           2.96%            560,000               -0-        -0-

Commonwealth Associates(2)                2,207,509(2)       10.71%            537,222(2)     1,670,287       7.44%

Michael Falk(3)                             397,222           2.10%            397,222(3)            -0-        -0-

Clarion Capital Corp.                       320,000           1.69%            320,000               -0-        -0-

The P.L. Thomas Group, Inc.(4)              461,313(4)        2.44%            301,313(4)       160,000          *

Vitali Maritime Corp.
c/o Sofianis Papanastion                    294,000           1.54%            294,000               -0-        -0-

George B. and Anna M. Pocisk                347,337           1.84%            261,000           86,337          *

Cantrade Privatbank AG                      240,000           1.27%            240,000               -0-        -0-

Gallagher Investment Corp.                  240,000           1.27%            240,000               -0-        -0-

Societe de Bourse Ferri
Ref France Finance IV                       230,000           1.21%            230,000               -0-        -0-

Peter Gombrich(5)                        3,352,500(5)      17.66%             200,000(5)      3,285,834      15.00%

American Equities Overseas, Inc.(6)         262,500(6)        1.37%            162,500(6)       100,000          *

Fred Kassner                                160,000              *             160,000               -0-        -0-

Banque Pour L'Industrie Francaise           160,000              *             160,000               -0-        -0-

Philip L. Thomas(4)                         461,313(4)        2.44%            160,000(4)       301,313       1.36%

Mark L. Santor(7)                           94,247(7)            *             141,961(7)         2,286(7)       *

Republic New York
Securities Corp. f/b/o
Samisa Investment Corp.
c/o American Equities Overseas              141,000              *             141,000               -0-        -0-

Emerge Capital                              115,000              *             115,000               -0-        -0-

Vincent LaBarbara(3)                        100,000              *             100,000(3)            -0-        -0-

Robert Priddy                               849,749(8)        4.47%            100,000(8)       749,749       3.42%

Gwenda Gombrich, as Custodian
for Megan Klein(9)                        3,352,500(9)       17.66%             83,293(8)     3,269,207(9)   14.88%

Gwenda Gombrich, as Custodian
for Lucas Klein(9)                        3,352,500(9)       17.66%             83,293        3,269,207(9)    14.88%

Ann F. Gallagher                             80,000              *              80,000               -0-        -0-

Christopher C. Gallagher                     80,000              *              80,000               -0-        -0-

Daniel R. Lee                                80,000              *              80,000               -0-        -0-

Jo-Bar Enterprises LLC
c/o Joel A. Stone                            80,000              *              80,000               -0-        -0-

J.A. Cardwell                                80,000              *              80,000               -0-        -0-

Richard Friendman                            80,000              *              80,000               -0-        -0-

Axel Investment Corporation                  75,000              *              75,000               -0-        -0-

Michael Burke(10)                            85,797(10)          *              75,000           60,797          *

G&G Diagnostics LP I                         75,000              *              75,000               -0-        -0-

Leonard M. Schiller(11)                      172,159(11)         *              65,000(11)      132,159          *

Hultquist Capital LLC(12)                    56,000              *              56,000               -0-        -0-

Hans Bodmer                                  50,000              *              50,000               -0-        -0-

Newburger & Berman
f/b/o Montaigne Fund                         50,000              *              50,000               -0-        -0-

Republic New York Securities Corp.
f/b/o Green Acres Enterprises Inc.           50,000              *              50,000               -0-        -0-

Courcoux Bouvet                              50,000              *              50,000               -0-        -0-


Andrew B. Hart                               40,000              *              40,000               -0-        -0-

Northlea Partners Ltd.(14)                  285,637           1.51%             40,000          245,637       1.12%

Hamilton T. Bailey                           40,000              *              40,000               -0-        -0-

Alan Hammerman                               40,000              *              40,000               -0-        -0-

James A. Cardwell, Jr.                       40,000              *              40,000               -0-        -0-

Charles Potter                               40,000              *              40,000               -0-        -0-

Shiela Y. Schiller                           40,000              *              40,000               -0-        -0-

Suzanne Schiller                             40,000              *              40,000               -0-        -0-

William R. and Barbara J. Schoen             40,000              *              40,000               -0-        -0-

John Luck                                    40,000              *              40,000               -0-        -0-

Frederick J. Oswald                          40,000              *              40,000               -0-        -0-

Richard A. Voell                             40,000              *              40,000               -0-        -0-

Wertheimer Partnership                       40,000              *              40,000               -0-        -0-

Jack Halperin(15)                            80,388(15)          *              36,800(15)       43,588          *

Leslie Hannefy(3)                            37,929              *              37,929(3)            -0-        -0-

Steven Warner(3)                             37,929              *              37,929(3)            -0-        -0-

John Abeles(13)                             326,657(13)       1.73%             41,020(13)      285,637       1.30 %

Joseph D. Ferrone, M.D.                      32,000              *              32,000               -0-        -0-

Republic New York Securities Corp.
f/b/o J. Watling
c/o American Equities Overseas               30,200              *              30,200               -0-        -0-

Republic New York
Securities Corp. f/b/o
Kelebe Investment Corp.
c/o American Equities Overseas               30,200              *              30,200               -0-        -0-

Kenneth D. Miller(16)                       195,004           1.02%             25,000          170,004          *

Richard Corbin(17)                           47,159(16)          *              25,000(16)       22,159          *

Paul Lavallee(19)                            25,000(17)          *              25,000(17)           -0-        -0-

Nagrasim S.p.a.                              25,000              *              25,000               -0-        -0-

Clariden Bank                                25,000              *              25,000               -0-        -0-

Joseph Plandowski(19)                        25,000(18)          *              25,000(18)           -0-        -0-

David Morley                                 20,000              *              20,000               -0-        -0-

Republic New York Securities Corp.
f/b/o Mizebourne Investment Corp.            20,000              *              20,000               -0-        -0-

Broadmark Capital Corporation(3)(20)         15,600              *              15,600(3)            -0-        -0-

Republic New York                            15,200              *              15,200               -0-        -0-

Don Earhart(21)                              40,762              *              12,895           27,867          *

Keith Rosenbloom(3)                          12,542              *              12,542(3)            -0-        -0-

Paul Goldenheim                              10,000              *              10,000               -0-        -0-

Cathy Ross(3)                                10,000              *              10,000(3)            -0-        -0-

Michael Volpe(3)                             10,000              *              10,000(3)            -0-        -0-

Stephen LaBarbara(3)                         10,000              *              10,000(3)            -0-        -0-

Murray Segal(3)                              10,000              *              10,000(3)            -0-        -0-

Pluvalca                                     10,000              *              10,000               -0-        -0-

Joel Kanter(22)                              16,215(21)          *               9,215            7,000          *

Henry Wilson (23)                            16,550(22)          *               8,550            8,000          *

Joseph Schocken(24)                          14,645(23)          *               7,895            6,750          *

Edward Vanacore(3)                            7,000              *               7,000(3)            -0-        -0-

Al Mirman(3)                                  5,000              *               5,000(3)            -0-        -0-

Richard Galterio(3)                           5,000              *               5,000(3)            -0-        -0-

Alan Ebler                                    5,005(24)          *               5,000(24)            5          *

Sharon Gignac                                 5,005(24)          *               5,000(24)            5          *

Peggy Howard                                  5,005(24)          *               5,000(24)            5          *

Peter Korreng                                 5,005(24)          *               5,000(24)            5          *

David Panvelle                                5,005(24)          *               5,000(24)            5          *

Darla Pritchard                               5,005(24)          *               5,000(24)            5          *

Robert O'Sullivan(3)                          2,000              *               2,000(3)            -0-        -0-

Russell Bailenson(3)                          1,000              *               1,000(3)            -0-        -0-

 * Represents less than 1%.

 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by them. A person is deemed to be the beneficial holder of securities that can be acquired by such person within 60 days from the Reference Date upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by including shares underlying options or warrants which are exercisable by such person currently or within 60 days following the Reference Date, and excluding shares underlying options and warrants held by any other person. The percentage of shares owned after the Offering is calculated assuming that 20,818,328 shares of Common Stock will be outstanding, which includes the 18,913,234 shares outstanding on the Reference Date and an additional 2,558,254. Underlying Shares underlying the Warrants and Stock Options which would have to be exercised in order to sell the Underlying Shares.

(2) The number of shares owned prior to the Offering includes 4,102,187 shares underlying warrants and options, and the number of shares owned after the Offering includes 790,063 shares underlying warrants and options, each such warrant or option is exercisable currently or within 60 days of the Reference Date. Excludes securities held in Commonwealth Associates trading account. Certain of the Warrants to purchase shares are held in the name of Commonwealth Associates for the account of its equity owners, certain of its employees and certain officers and/or directors of its corporate general partner. Commonwealth Associates has acted as underwriter and placement agent in sales of the Company's securities for
     which it has received commissions in the form of   cash and securities.
     See "Certain Relationships and Transactions."

(3) Shares listed as being offered in this Offering by the Selling Securityholder are Warrant Shares underlying currently exercisable Warrants transferred to the Selling Securityholder by Commonwealth Associates or issued directly to the Selling Securityholder as a designee of Commonwealth Associates except, in the case of Mr. Falk, 222,222 of the Shares offered are currently outstanding and were transferred to him by Commonwealth
     Associates.   The Selling Securityholder is currently or was formerly
     associated with Commonwealth Associates.   Commonwealth Associates
     disclaims beneficial ownership of such Shares, Warrants and the underlying Warrant Shares. Such Shares and Warrants were issued to Commonwealth Associates or its designees as compensation for services rendered by Commonwealth Associates to the Company in connection with the Merger. See "Certain Relationships and Transactions."

(4) Philip L. Thomas is the President and sole shareholder of The P.L. Thomas Group, Inc. The Shares listed as offered in this Offering by The P.L. Thomas Group, Inc. include 301,313 Warrant Shares underlying currently exercisable Warrants. The number of Shares listed as owned by Mr. Thomas include the 301,313 Warrant Shares underlying Warrants registered in the name of The P.L. Thomas Group, Inc. of which Mr. Thomas may be deemed the beneficial owner. The shares listed as owned by The P.L. Thomas Group, Inc. include the 160,000 Shares registered in the name of Philip L. Thomas of which The P.L. Thomas Group, Inc. may be deemed the beneficial owner.

 (5) Includes 309,368 shares held by Gwenda Gombrich, Mr. Gombrich's wife, as to which Mr. Gombrich disclaims beneficial ownership. Includes 66,666 shares underlying stock options that are exercisable currently or within 60 days following the Reference Date, and 133,334 shares underlying stock options that will become exercisable sometime after the Reference Date. Mr. Gombrich is an officer and director of the Company. See "Certain Relationships and Transactions."


 (6)  The Shares offered in this Offering by American Equities Overseas,
      Inc. are underlying currently exercisable Warrants transferred to it by Commonwealth Associates. Such Warrants were issued as compensation for the services of Commonwealth Associates in connection with the Merger. American Equities Overseas, Inc. has served as a placement agent in the sale of the Company's Securities for which it has received commission in the forms of cash and securities. See "Certain Relationships and Transactions."

 (7)  Mr. Santor is an officer of the Company.  See "Certain Relationships
      and Transactions."   Includes 106,961 shares underlying stock options
      that are exercisable currently or within 60 days following the Reference Date.

 (8)  Includes 100,000 Shares underlying a currently exercisable Warrant.

 (9) Gwenda Gombrich is married to Peter P. Gombrich, the Company's Chief Executive Officer and Chairman of the Board. Includes 3,043,132 shares held of record by Mr. Gombrich as to which Ms. Gombrich disclaims beneficial ownership.

 (10) Includes 25,000 shares underlying stock options that are exercisable currently or within 60 days following the Reference Date, and 50,000 shares underlying Stock Options that will become exercisable sometime after the Reference Date. Mr. Burke is an officer of the Company. See "Certain Relationships and Transactions."

 (11) Mr. Schiller has been a director of the Company since April 21, 1995.
      See "Certain Relationships and Transactions." Includes 5,000 shares underlying stock options that are exercisable currently or within 60 days following the Reference Date.

 (12) Hultquist Capital LLC and its predecessor Bridgemere Capital Corporation served as advisors to the Company in connection with the Merger. See "Certain Relationships and Transactions."

 (13) Includes 41,020 shares underlying stock options that are exercisable
      currently or within 60 days following the Reference Date. Dr.    Abeles
      is a director of the Company. See "Certain Relationships and Transactions."

 (14) Dr. John Abeles is an affiliate of Northlea Partners Ltd.   Dr.
      Abeles has been a director of the Company since 1988. See "Certain Relationships and Transactions."

 (15) Includes 36,800 shares underlying stock options that are exercisable currently or within 60 days following the Reference Date. Mr. Halperin is a director of the Company. See "Certain Relationships and Transactions."

 (16) Mr. Miller was an officer of the Company. See "Certain Relationships and Transactions."

 (17) Includes 25,000 shares underlying stock options that are exercisable currently or within 60 days following the Reference Date. Mr. Corbin is a director of the Company. See "Certain Relationships and Transactions."

 (18) Includes 25,000 shares underlying stock options that are exercisable currently or within 60 days following the Reference Date. Mr. Lavalee is a director of the Company. See "Certain Relationships and Transactions."

(19) Includes 25,000 shares underlying stock options that are exercisable currently or within 60 days following the Reference Date. Mr. Plandowski is a director of the Company. See "Certain Relationships and Transactions."

(20) Joseph L. Schocken is the President of Broadmark Capital Corporation. Mr. Schocken was a director of the Company from November 1992 until April 1995. See "Certain Relationships and Transactions."

(21) Mr. Earhart is a former director of the Company.

(22) Includes 16,215 shares underlying stock options that are exercisable currently or within 60 days following the reference date. Mr. Kanter is a former director of the Company.

(23) Includes 16,550 shares underlying stock options that are exercisable currently or within 60 days following the reference date. Mr. Wilson is a former director of the Company.

(24) Includes 14,645 shares underlying stock options that are exercisable currently or within 60 days following the reference date. Mr. Schocken is a former director of the Company.

(25) Includes 5,000 shares underlying stock options that are exercisable currently or within 60 days following the Reference date. The holder is a former employee of the Company.

     The Company has agreed to indemnify certain of the Selling Securityholders and the Selling Securityholders have agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act.

     Except as noted in the footnotes above and under the caption "Certain Relationships and Transactions" below, none of the Selling Securityholders has held any office or maintained any material relationship with the Company during the past three years.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Set forth below is certain information regarding certain relationships and transactions between the Selling Securityholders and the Company.

     The following officers, directors and former officers and directors of the Company are among the Selling Securityholders. Peter P. Gombrich has been the Chief Executive Officer and Chairman of the Board of the Company since consummation of the Merger on December 29, 1995, and from April 21, 1995 until consummation of the Merger, was the Acting Chief Executive and a director of the Company. Leonard M. Schiller has been an director of the Company since April 21, 1995. Kenneth D. Miller was President of the Cytopathology Division of the Company from August 1995 until May, 1996. Mr. Miller served as Chief
Executive Officer and a director of the Company from October 1989 until April 21, 1995 at which time he was appointed Senior Vice President of the Company. Mark L. Santor has been Chief Financial Officer of the Company since June 1991, Vice President, Finance and Operations since November 1992 and Secretary since November 1994. He served as Assistant Secretary from May 1994 until November 1994. John H. Abeles, M.D. is an affiliate of Northlea Partners, a Selling Securityholder. Dr. Abeles has been a director of the Company since October 1988. Jack Halperin has been a director of the Company since June 1991 and served as Chairman of the Board of Directors from April 1995 until December 29, 1995. Mr. Halperin is legal counsel to American Equities Overseas, Inc., a Selling Securityholder. Paul Lavallee and Joseph Plandowski have been directors of the Company since December 29, 1995. Joseph L. Schocken is President of Broadmark Capital Corporation, a Selling Securityholder. Mr. Schocken was a director of the Company from November 1992 until April 1995. Michael Burke has been a Senior Vice President and President of the Microbiology Division of the Company since consummation of the Merger on December 29, 1995.

     Pursuant to a letter agreement dated as of February 14, 1995 among the Company, AccuMed, Inc. and Commonwealth Associates (the "Commonwealth Agreement"), Commonwealth Associates was paid a fee for acting as a "finder" in connection with the Merger. The fee was paid as follows: (i) $50,000 in cash was paid by the Company on or before May 1, 1995; (ii) upon consummation of the Merger, the Company issued 444,444 shares of Common Stock to Commonwealth Associates and agreed to register the offer and resale of such shares on the Registration Statement of which this Prospectus forms a part; and (iii) on consummation of the Merger, the Company issued to Commonwealth Associates a five-year warrant to purchase up to 750,000 shares of Common Stock at an exercise price of $1.25 per share. The offer and resale of such Warrant Shares were registered on the Registration Statement of which this Prospectus forms a part pursuant to the Warrant Agreement governing the Warrants.

     In addition, Commonwealth Associates acted as placement agent for the Company in the sale of 5,648,400 shares of Common Stock in the unregistered financings completed May 9, 1995, August 18, 1995 and August 22, 1995. Pursuant to placement agency agreements between Commonwealth Associates and the Company, Commonwealth Associates has received from the Company (i) $353,025 (a fee equal to 10% of the aggregate gross proceeds of $3,530,250 to the Company from the sale of Common Stock in the financings), (ii) a nonaccountable expense allowance of 3% of gross proceeds ($105,907), (iii) approximately $10,591 in reimbursement for the fees and expenses of Commonwealth Associates's counsel; and (iv) warrants to purchase an aggregate of 564,840 shares of the Common Stock (which is equal to 10% of the shares sold in the financings) issued to Commonwealth
Associates and its designees.   Pursuant to a Consulting Agreement effective as
of January 1, 1995 (the "Consulting Agreement") between the Company and the Commonwealth Associates, the Company paid a fee of $7,500 per month to Commonwealth Associates for each of the first three months of the 12-month term and $4,000 per month for each of the remaining nine months. Pursuant to the Consulting Agreement, all accrued consulting fees up to May 9, 1995 were paid from the proceeds of the private placements referred to above. The Consulting Agreement terminated December 31, 1995.

     In November 1994, the Company terminated a proposed private offering of equity securities with respect to which Commonwealth Associates was acting as placement agent. As reimbursement for certain expenses incurred by Commonwealth Associates in connection with such proposed offering and in consideration for the cancellation by Commonwealth Associates of certain warrants issued to it in connection with the Company's initial public offering, the Company, on December 31, 1994, issued to Commonwealth Associates a five-year warrant to purchase up to 420,000 shares of Common Stock at an exercise price of $0.25 per share, subject to adjustment in certain circumstances.

     American Equities Overseas, Inc. ("AEO") has served as a placement agent in the sale of the Company's securities for which it has received commissions in the forms of cash and securities. The Warrants Shares offered in this Offering by AEO are underlying currently exercisable Warrants transferred to it by Commonwealth Associates. Such Warrants, which have a five-year term and an exercise price of $1.25 per share, were issued to Commonwealth Associates as compensations for its services in connection with the Merger. The Company has also issued to AEO a 5-year Warrant (the "AEO Warrants") to purchase up to 100,000 shares of Common Stock at an exercise price of $0.25 per share, subject to adjustment. The AEO Warrants were issued to AEO as a reimbursement for expenses incurred by AEO in connection with Company's terminated private placement in November 1994 and other advisory services provided by AEO to the Company from time to time in connection with certain of the Company's European investors. The AEO Warrants were also issued to provide incentives for AEO to continue to facilitate communications between the Company and certain of its European shareholders.

     Hutlquist Capital LLC, a Selling Securityholder, is the successor to Bridgmere Capital. The 56,000 Shares of Common Stock offered for sale by Hutlquist Capital LLC were issued to it pursuant an agreement between the Company and Bridgemere Capital under which Bridgemere Capital and Hultquist Capital LLC acted as special advisors to the Board of Directors of the Former Alamar in connection with the Merger. Pursuant to such agreement, Bridgemere Capital and Hultquist Capital LLC were entitled to be paid cash compensation in the aggregate amount of $105,000 of which $58,000 has been paid and $47,000 is payable.

                              PLAN OF DISTRIBUTION

     The Common Stock and Warrants offered hereby may be sold by the Selling Securityholders from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

     The legality of the securities offered by this Prospectus will be passed upon for the Company by

Graham & James LLP, Sacramento, California.

     Pursuant to an agreement between Graham & James LLP and the Company, on August 18, 1995 the Company (i) issued to Graham & James LLP 240,000 shares of Common Stock in lieu of cash payment of $150,000 in legal fees payable to Graham & James LLP and (ii) deposited into escrow $150,000 pursuant to an escrow agreement (the "Escrow Agreement") among Graham & James LLP, the Company and the escrow agent. None of the legal fees payable to Graham & James LLP were for legal services provided in connection with this Prospectus. Pursuant to the Escrow Agreement, funds were released to the Company in the amounts equal to the net proceeds realized by Graham & James LLP (if such proceeds were $0.625 per share or more). All funds in the escrow were released to the Company prior to the date of this Prospectus. The Company has registered the resale of such shares under the Securities Act on a registration statement pursuant to the Company's agreement with Graham & James LLP. Pursuant to an agreement between Graham & James LLP and the Company, the Company issued to Graham & James LLP on February 27, 1995 a warrant to purchase 140,000 shares of Common Stock at an exercise price of $0.25 per share at any time prior to February 2000. Such warrant was issued in lieu of cash payment of $105,000 in legal fees payable to Graham & James LLP for services unrelated to the preparation of this Prospectus.

     Certain partners of Graham & James LLP own an aggregate of 2,331 shares of Common Stock.


                                    EXPERTS

     The balance sheet of AccuMed, Inc as of December 31, 1994, and the statements of operations, shareholder's deficit, and cash flows for the period from February 7, 1994 (inception) through December 31, 1994, the balance sheets of Alamar Biosciences, Inc. as of September 30, 1995 and 1994, and the statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended September 30, 1995, and the balance sheet of Sensititre/Alamar, the Microbiology Division of AccuMed, Inc., as of December 31, 1994 and the statements of net sales, cost of sales, and selling expenses for the eight months ended December 31, 1994 and for each of the two years in the period ended April 30, 1994, as incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been incorporated herein in reliance on the reports, which included explanatory paragraphs related to AccuMed, Inc.'s and Alamar Biosciences, Inc.'s ability to continue as going concerns, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The balance sheets of AccuMed International Limited as of December 31, 1994, April 30, 1994 and 1993, and the statements of operations and cash flows for the eight months ended December 31, 1994, and for each of the two years in the period ended April 30, 1994, as incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of AccuMed International, Inc. and subsidiaries as of December 31, 1995, and for the three months ended December 31, 1995, incorporated by reference herein and elsewhere in the Registration Statement of which this Prospectus forms a part from the Company's Transition Report of Form 10-KSB for the transition period ended December 31, 1995, have been included therein and incorporated by reference herein and elsewhere in the Registration Statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included therein and incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Securityholder. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.








                                   8,161,779
                                     Shares











                             ACCUMED INTERNATIONAL,
                                      INC.



                                  Common Stock





                                 ______________

                                   PROSPECTUS
                                _______________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC registration fee).


     SEC registration fee ...............................      $ 18,616
     Printing and engraving expenses.....................         2,000
     Accounting fees and expenses........................         5,000
     Legal fees and expenses.............................        35,000
     Blue Sky fees and expenses..........................         3,000
     Miscellaneous.......................................         6,384

     TOTAL...............................................      $ 70,000


     None of these expenses will be paid by the Selling Securityholders pursuant to the terms of the agreements under which the shares of Common Stock to be sold hereby were issued.

Item 15.     Indemnification of Directors and Officers

     The Company has provisions in its Certificate of Incorporation which eliminate the liability of the Company's directors to the Company and its shareholders for monetary damages to the fullest extent permissible under Delaware law and provisions which authorize the Company to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.
The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

     The Company's officers and directors are covered by a director's and officer's liability insurance policy maintained by the Company. Under the insurance policy, the Company is entitled to be reimbursed for indemnity payments that it is required or permitted to make to its directors and officers.

Item 16.  Exhibits

     The following exhibits are filed herewith:


     Exhibit
     Number   Description
     -------  -----------


     4.1 Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant's Transition Report of Form 10-KSB for the transition period ended December 31, 1995 (the "Transition Report)).

     4.2 Specimen Certificate for Common Stock (incorporated by reference to the Transition Report).

     4.3 Bylaws of the Registrant (incorporated by reference to Transition Report).

     4.4 Form of Common Stock Purchase Warrant dated as of December 29, 1995 by the Registrant in favor of Commonwealth Associates, Inc.

     4.5  Form of Warrant Agreement between the Registrant and
          Commonwealth Associates dated as of December 29, 1995 pertaining to Warrants to purchase up to 750,000 shares of Common Stock of the Company.

     4.6 Warrant Certificate dated as of December 29, 1995 registered in the name of The P.L. Thomas Group, Inc. representing the right to purchase up to 237,840 shares of Common Stock of the Company.

     4.7 Warrant Certificate dated as of December 29, 1995 registered in the name of The P.L. Thomas Group, Inc. representing the right to purchase up to 63,473 shares of Common Stock of the Company.

     4.8 Warrant Agreement dated as of January 25, 1996 between the Company and Robert Priddy.

     4.9 Warrant Certificate dated as of January 25, 1996 registered in the name of Robert Priddy representing the right to purchase 100,000 shares of Common Stock of the Company.

     4.10 Form of Warrant Agreement between the Registrant and Commonwealth Associates dated as of December 29, 1995 pertaining to Warrants to purchase up to 104,000 shares of Common Stock of the Company, including form of Warrant Certificate issued to designees of Commonwealth Associates dated as of December 29, 1995 representing the right to purchase up to an aggregate of 104,000 shares of Common Stock of the Company.

     4.11 Form of Warrant Agreement dated March 14, 1996 between the
          Company and certain of the Selling Securityholders, including form of Warrant Certificate evidencing right to purchase Common Stock at $3.42 per share.

     4.12 Form of Warrant Agreement dated March 14, 1996 between the
          Company and certain of the Selling Securityholders, including form of Warrant Certificate evidencing right to purchase Common Stock at $3.87 per share.

     5.1 Opinion of Graham & James LLP, counsel to the Registrant, regarding the legality of the securities offered hereby.

    23.1 Consent of Graham & James LLP (contained in Exhibit 5.1 filed herewith.)

    23.2  Consent of Coopers & Lybrand LLP.

 23.3  Consent of Coopers & Lybrand (UK).

 23.4  Consent of KPMG Peat Marwick LLP.

 24.1 Powers of Attorney (contained in the signature page to this Registration Statement, page II-5).

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 28, 1996.

                                         ACCUMED INTERNATIONAL, INC.


                                         By: /s/ PETER P. GOMBRICH
                                             ------------------------------
                                             Peter P. Gombrich,
                                             Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Peter P. Gombrich and Mark L. Santor, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said attorneys-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



      Signature                     Title                         Date
- -------------------------  -----------------------------  -------------------
/s/ PETER P. GOMBRICH      Chairman of the Board and             May 28, 1996
- -------------------------  Chief Executive Officer
    (Peter P. Gombrich)    (Principal Executive Officer)


/s/ MARK L. SANTOR         Vice President, Finance and           May 28, 1996
- -------------------------  Chief Financial Officer
    (Mark L. Santor)       (Principal Financial and
                           Accounting Officer)


/s/ JOHN H. ABELES         Director                              May 28, 1996
- ------------------------
(John H. Abeles)


/s/ RICHARD CORBIN         Director                              May 28, 1996
- ------------------------
(Richard Corbin)

/s/ JACK HALPERIN          Director                              May 28, 1996
- ------------------------
(Jack Halperin)

/s/ PAUL F. LAVALLEE       Director                              May 28, 1996
- ------------------------
(Paul F. Lavallee)


/s/ JOSEPH PLANDOWSKI      Director                              May 28, 1996
- ------------------------
(Joseph Plandowski)

/s/ LEONARD SCHILLER       Director                              May 28, 1996
- ------------------------
(Leonard Schiller)

                               INDEX TO EXHIBITS

Exhibit        Description of Exhibit
Number

4.1 Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant's Transition Report of Form 10-KSB for the transition period ended December 31, 1995 (the "Transition Report)).

4.2 Specimen Certificate for Common Stock (incorporated by reference to the Transition Report).

4.3  Bylaws of the Registrant (incorporated by reference to Transition
     Report).

4.4 Form of Common Stock Purchase Warrant dated as of December 29, 1995 by the Registrant in favor of Commonwealth Associates, Inc.

4.5 Form of Warrant Agreement between the Registrant and Commonwealth Associates dated as of December 29, 1995 pertaining to Warrants to purchase up to 750,000 shares of Common Stock of the Company.

4.6 Warrant Certificate dated as of December 29, 1995 registered in the name of The P.L. Thomas Group, Inc. representing the right to purchase up to 237,840 shares of Common Stock of the Company.

4.7 Warrant Certificate dated as of December 29, 1995 registered in the name of The P.L. Thomas Group, Inc. representing the right to purchase up to 63,473 shares of Common Stock of the Company.

4.8 Warrant Agreement dated as of January 25, 1996 between the Company and Robert Priddy.

4.9 Warrant Certificate dated as of January 25, 1996 registered in the name of Robert Priddy representing the right to purchase 100,000 shares of Common Stock of the Company.

4.10 Form of Warrant Agreement between the Registrant and Commonwealth Associates dated as of December 29, 1995 pertaining to Warrants to purchase up to 104,000 shares of Common Stock of the Company, including form of Warrant Certificate issued to designees of Commonwealth Associates dated as of December 29, 1995 representing the right to purchase up to an aggregate of 104,000 shares of Common Stock of the Company.

4.11 Form of Warrant Agreement dated March 14, 1996 between the Company and certain of the Selling Securityholders, including form of Warrant Certificate evidencing right to purchase Common Stock at $3.42 per share.

4.12 Form of Warrant Agreement dated March 14, 1996 between the Company and certain Selling Securityholders, including form of Warrant
     Certificate evidencing right to purchase Common Stock at $3.87 per share.

5.1 Opinion of Graham & James LLP, counsel to the Registrant, regarding the legality of the securities offered hereby.

23.1 Consent of Graham & James LLP (contained in Exhibit 5.1 filed herewith.)

23.2 Consent of Coopers & Lybrand LLP.

23.3 Consent of Coopers & Lybrand (UK).

23.4 Consent of KPMG Peat Marwick LLP.

24.1 Powers of Attorney (contained in the signature page to this Registration Statement, page II-5).